                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(b).
                           (AMENDMENT NO. _________)*


                              ARRAY BIOPHARMA INC.
                              --------------------
                                (Name of Issuer)

                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)

                                   04269X-10-5
                                 --------------
                                 (CUSIP Number)



             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

- ---------------------                                         ------------------
CUSIP No. 04269X-10-5                                         Page 2 of 12 Pages
- ---------------------                                         ------------------

- --------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          BOULDER VENTURES II, L.P.
          84-1403906
- --------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) [ ]
          (b) [ ]
- --------------------------------------------------------------------------------
3         SEC USE ONLY


- --------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

- --------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
                                    0
         NUMBER OF           ---------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY                 1,770,406
         OWNED BY            ---------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING                  0
          PERSON             ---------------------------------------------------
           WITH:             8      SHARED DISPOSITIVE POWER
                                    1,770,406
- --------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,770,406
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                 [ ]
- --------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.7%
- --------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
- --------------------------------------------------------------------------------

                                  Page 2 cof 12

                                  SCHEDULE 13G

- ---------------------                                         ------------------
CUSIP No. 04269X-10-5                                         Page 3 of 12 Pages
- ---------------------                                         ------------------

- --------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          BV PARTNERS II, LLC
          84-1509379
- --------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) [ ]
          (b) [ ]
- --------------------------------------------------------------------------------
3         SEC USE ONLY


- --------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

- --------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
                                    0
         NUMBER OF           ---------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY                 1,770,406
         OWNED BY            ---------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING                  0
          PERSON             ---------------------------------------------------
           WITH:             8      SHARED DISPOSITIVE POWER
                                    1,770,406
- --------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,770,406
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                 [ ]
- --------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.7%
- --------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          LLC
- --------------------------------------------------------------------------------

                                  Page 3 cof 12

                                  SCHEDULE 13G

- ---------------------                                         ------------------
CUSIP No. 04269X-10-5                                         Page 4 of 12 Pages
- ---------------------                                         ------------------

- --------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          BOULDER VENTURES II (ANNEX), L.P.
          84-1450959
- --------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) [ ]
          (b) [ ]
- --------------------------------------------------------------------------------
3         SEC USE ONLY


- --------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

- --------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
                                    0
         NUMBER OF           ---------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY                 1,770,406
         OWNED BY            ---------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING                  0
          PERSON             ---------------------------------------------------
           WITH:             8      SHARED DISPOSITIVE POWER
                                    1,770,406
- --------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,770,406
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                 [ ]
- --------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.7%
- --------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
- --------------------------------------------------------------------------------

                                  Page 4 cof 12

                                  SCHEDULE 13G

- ---------------------                                         ------------------
CUSIP No. 04269X-10-5                                         Page 5 of 12 Pages
- ---------------------                                         ------------------

- --------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          KYLE LEFKOFF
- --------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) [ ]
          (b) [ ]
- --------------------------------------------------------------------------------
3         SEC USE ONLY


- --------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

- --------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
                                    0
         NUMBER OF           ---------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY                 1,770,406
         OWNED BY            ---------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING                  0
          PERSON             ---------------------------------------------------
           WITH:             8      SHARED DISPOSITIVE POWER
                                    1,770,406
- --------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,770,406
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                 [ ]
- --------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.7%
- --------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
- --------------------------------------------------------------------------------

                                  Page 5 cof 12

                                  SCHEDULE 13G

- ---------------------                                         ------------------
CUSIP No. 04269X-10-5                                         Page 6 of 12 Pages
- ---------------------                                         ------------------

- --------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          JOSH E. FIDLER
- --------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) [ ]
          (b) [ ]
- --------------------------------------------------------------------------------
3         SEC USE ONLY


- --------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

- --------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
                                    0
         NUMBER OF           ---------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY                 1,770,406
         OWNED BY            ---------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING                  0
          PERSON             ---------------------------------------------------
           WITH:             8      SHARED DISPOSITIVE POWER
                                    1,770,406
- --------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,770,406
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                 [ ]
- --------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.7%
- --------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
- --------------------------------------------------------------------------------

                                  Page 6 cof 12

                                  SCHEDULE 13G

- ---------------------                                         ------------------
CUSIP No. 04269X-10-5                                         Page 7 of 12 Pages
- ---------------------                                         ------------------

- --------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          LAWRENCE M. MACKS
- --------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) [ ]
          (b) [ ]
- --------------------------------------------------------------------------------
3         SEC USE ONLY


- --------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

- --------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
                                    0
         NUMBER OF           ---------------------------------------------------
          SHARES             6      SHARED VOTING POWER
       BENEFICIALLY                 1,770,406
         OWNED BY            ---------------------------------------------------
           EACH              7      SOLE DISPOSITIVE POWER
         REPORTING                  0
          PERSON             ---------------------------------------------------
           WITH:             8      SHARED DISPOSITIVE POWER
                                    1,770,406
- --------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,770,406
- --------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                 [ ]
- --------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.7%
- --------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
- --------------------------------------------------------------------------------

                                  Page 7 cof 12

ITEM 1(a)         NAME OF ISSUER:

                  This Schedule 13G relates to Array BioPharma Inc, a Delaware corporation (the "Company").

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  The Company's principal executive offices are located at 1885 33rd Street, Boulder, Colorado 80301.

ITEM 2(a)         NAME OF PERSON FILING:

                  This Schedule 13G relates to each of the following persons:
                  o  Boulder Ventures II, L.P., a limited partnership ("BV II")
                  o  BV Partners II, LLC, a limited liability company
                     ("BV Partners")
                  o Boulder Ventures II (Annex), L.P., a limited partnership ("BV Annex")
                  o  Kyle Lefkoff, a member and manager of BV Partners
                  o  Josh E. Fidler, a member and manager of BV Partners
                  o  Lawrence M. Macks, a member and manager of BV Partners

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The business address of each reporting person is 1941 Pearl Street, #300, Boulder, CO 80302.

ITEM 2(c)         CITIZENSHIP:

                  BV II is a limited partnership organized under the laws of the State of Delaware. BV Partners is a limited liability company organized under the laws of the State of Delaware. BV Annex is a limited partnership organized under the laws of the State of Delaware. Messrs. Lefkoff, Fidler and Macks are United States citizens.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  This Schedule 13G relates to the Company's common stock, par value $0.001 per share (the "Common Stock").

ITEM 2(e)         CUSIP NUMBER:

                  The CUSIP Number for the Company's Common Stock is
04269X-10-5.

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [ ]  Broker or dealer registered under Section 15 of the
                            Exchange Act.
                  (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                            Act.
                  (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                  (d)  [ ]  Investment company as defined in Section 8 of the
                            Investment Company Act.

                  (e)  [ ]  An investment adviser in accordance with
                            Rule 13d-1(b)(1)(ii)(E).
                  (f)  [ ]  An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F).
                  (g)  [ ]  A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G).
                  (h)  [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
                  (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c) (14) of the Investment Company Act.
                  (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4            OWNERSHIP:

                  The following describes the ownership of Common Stock by BV II, BV Partners, BV Annex and Messrs. Lefkoff, Fidler and Macks as of December 31, 2000:

                  (a)  Amount beneficially owned: 1,770,406
                  (b)  Percent of class:  7.7% (1)
                  (c)  Number of shares as to which such person has:

                       (i)   Sole power to vote or direct the vote:  0
                       (ii)  Shared power to vote or direct the vote:
                             1,770,406 (2)
                       (iii) Sole power to dispose or to direct the disposition
                             of:  0
                       (iv) Shared power to dispose or to direct the disposition of: 1,770,406 (2)

                  (1) Based on 22,956,188 shares of Common Stock outstanding as of December 31, 2000.
                  (2) Represents 1,540,253 shares held directly by BV II and 230,153 shares held directly by BV Annex, an affiliate of BV II. The general partner of BV II and of BV Annex is BV Partners. Messrs. Lefkoff, Fidler and Macks are each members and managers of BV Partners and share voting and dispositive power for these shares. Messrs. Lefkoff, Fidler and Macks each disclaims beneficial ownership of these shares except to the extent of their respective pecuniary interest in such shares.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS:

                  Not applicable.

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10           CERTIFICATION:

                  Not applicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         Dated: February 14, 2001

                                             BOULDER VENTURES II, L.P.
                                             By:  BV PARTNERS II, LLC

                                             By: /s/ Kyle Lefkoff
                                                 -------------------------------
                                                 Kyle Lefkoff, Member and
                                                 Manager


                                             BOULDER VENTURES II (ANNEX), L.P.
                                             By:  BV PARTNERS II, LLC

                                             By: /s/ Kyle Lefkoff
                                                 -------------------------------
                                                 Kyle Lefkoff, Member and
                                                 Manager


                                             BV PARTNERS II, LLC

                                             By: /s/ Kyle Lefkoff
                                                 -------------------------------
                                                 Kyle Lefkoff, Member and
                                                 Manager

                                             /s/ Kyle Lefkoff
                                             -----------------------------------
                                             Kyle Lefkoff


                                             /s/ Josh E. Fidler
                                             -----------------------------------
                                             Josh E. Fidler


                                             /s/ Lawrence M. Macks
                                             -----------------------------------
                                             Lawrence M. Macks

                                    EXHIBIT A

                        AGREEMENT REGARDING JOINT FILING

                  Boulder Ventures II, L.P., Boulder Ventures II (Annex), L.P., BV Partners, LLC, Kyle Lefkoff, Josh E. Fidler and Lawrence M. Macks hereby agree to file this schedule jointly pursuant to Rule 13d-1(k)(1).

Date:  February 14, 2001

                                             BOULDER VENTURES II, L.P.
                                             By:  BV PARTNERS II, LLC

                                             By:  /s/ Kyle Lefkoff
                                                --------------------------------
                                                Kyle Lefkoff, Member and Manager


                                             BOULDER VENTURES II (ANNEX), L.P.
                                             By:  BV PARTNERS II, LLC

                                             By: /s/ Kyle Lefkoff
                                                --------------------------------
                                                Kyle Lefkoff, Member and Manager


                                             BV PARTNERS II, LLC

                                             By: /s/ Kyle Lefkoff
                                                --------------------------------
                                                Kyle Lefkoff, Member and Manager


                                             /s/ Kyle Lefkoff
                                             -----------------------------------
                                             Kyle Lefkoff


                                             /s/ Josh E. Fidler
                                             -----------------------------------
                                             Josh E. Fidler


                                             /s/ Lawrence M. Macks
                                             -----------------------------------
                                             Lawrence M. Macks